Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

American Equity Investment Life Insurance Company:

Under date of April 26, 2006, we reported on the consolidated balance sheet of American Equity Investment Life Insurance Company as of December 31, 2005, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year then ended, which are included elsewhere in this Form N-4. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules as of and for the year ended December 31, 2005 in the registration statement listed in Item 24(a)(2) of this Form N-4. These consolidated financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audit.

In our opinion, such 2005 consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Des Moines, Iowa

April 26, 2006

Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors and Stockholder

American Equity Investment Life Insurance Company

We have audited the consolidated balance sheet of American Equity Investment Life Insurance Company as of December 31, 2004, and the related consolidated statements of income, changes in stockholder’s equity and cash flows for each of the two years in the period ended December 31, 2004, and have issued our report thereon dated March 14, 2005 (included elsewhere in this Form N-4). Our audits also included the financial statement schedules listed in Item 24(a)(2) of this Form N-4 as of December 31, 2004 and for each of the two years in the period ended December 31, 2004. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst &Young LLP

Des Moines, Iowa

March 14, 2005

American Equity Investment Life Insurance Company

Schedule I

Consolidated Summary of Investments - Other Than

Investments in Related Parties

(Dollars in thousands)

December 31, 2005

Type of Investment	Cost (1)	Fair Value	Amount at Which Shown in Balance Sheet (2)
Fixed maturity securities:
Available for sale
United States Government full faith and credit	$2,734	$2,774	$2,774
United States Government sponsored agencies	2,657,317	2,591,616	2,591,616
Public utilities	133,489	133,346	133,346
Corporate securities	603,746	598,288	598,288
Redeemable preferred stocks	48,578	46,896	46,896
Mortgage and asset-backed securities	608,189	597,390	597,390

	4,054,053	3,970,310	3,970,310
Held for investment
United States Government sponsored agencies	4,635,485	4,522,673	4,635,485
Corporate securities	75,942	75,942	75,942

	4,711,427	4,598,615	4,711,427

Total fixed maturity securities	8,765,480	$8,568,925	8,681,737

Equity securities, available for sale:
Non-redeemable preferred stocks	71,642	$69,962	69,962
Common stocks	9,251	7,717	7,717

Total equity securities	80,893	$77,679	77,679

Mortgage loans on real estate	1,321,637		1,321,637
Derivative instruments	185,391		185,391
Policy loans	362		362
Cash and cash equivalents	47,829		47,829

Total investments	$10,401,592		$10,314,635

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturity securities, derivative instruments and short-term investments, unpaid principal balance for mortgage loans and original cost for equity securities.

(2)	Derivative instruments are carried at fair value.

See accompanying report of independent registered public accounting firm.

American Equity Investment Life Insurance Company

Schedule III

Consolidated Supplementary Insurance Information

(Dollars in thousands)

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs (1)	Future policy benefits, losses, claims and loss expenses	Unearned premiums	Other policy claims and benefits payable
	(Dollars in thousands)
As of December 31, 2005: Life insurance	$977,015	$12,237,988	$—	$126,387

As of December 31, 2004: Life insurance	$713,021	$9,807,969	$—	$94,410

As of December 31, 2003: Life insurance	$608,197	$8,315,874	$—	$60,995

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs (1)	Other operating expenses
	(Dollars in thousands)
Year ended December 31, 2005: Life insurance	$39,264	$532,880	$346,445	$68,109	$49,009

Year ended December 31, 2004: Life insurance	$37,577	$417,087	$310,618	$67,867	$38,021

Year ended December 31, 2003: Life insurance	$34,138	$352,414	$326,700	$47,450	$31,593

(1)	Beginning in 2005 and 2004, deferred sales inducements are reported separately on the consolidated balance sheets and the amortization of deferred sales inducements is included as a component of interest credited. Prior to 2004, deferred sales inducements and the related amortization were recorded with deferred policy acquisition costs. The amounts for 2003 have been reclassified to conform to the 2005 and 2004 presentation.

See accompanying report of independent registered public accounting firm.

American Equity Investment Life Insurance Company

Schedule IV

Reinsurance

(Dollars in thousands)

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2005:
Life insurance in force, at end of year	$2,722,017	$1,327	$109,289	$2,829,979	3.86%

Insurance premiums and other considerations:
Annuity and single premium universal life product charges	$35,126	$9,440	$—	$25,686	—%
Traditional life and accident and health insurance premiums	12,301	155	1,432	13,578	10.55%

	$47,427	$9,595	$1,432	$39,264	3.65%

Year ended December 31, 2004:
Life insurance in force, at end of year	$2,500,878	$1,258	$125,443	$2,625,063	4.78%

Insurance premiums and other considerations:
Annuity and single premium universal life product charges	$29,929	$7,467	$—	$22,462	—%
Traditional life and accident and health insurance premiums	13,399	52	1,768	15,115	11.70%

	$43,328	$7,519	$1,768	$37,577	4.71%

Year ended December 31, 2003:
Life insurance in force, at end of year	$2,580,812	$1,034	$141,817	$2,721,595	5.21%

Insurance premiums and other considerations:
Annuity and single premium universal life product charges	$26,025	$5,573	$—	$20,452	—%
Traditional life and accident and health insurance premiums	11,941	156	1,901	13,686	13.89%

	$37,966	$5,729	$1,901	$34,138	5.57%

See accompanying report of independent registered public accounting firm.